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                           Riverbed Technologies, Inc.

                               RESELLER AGREEMENT


This Agreement, effective as of the date signed below, is by and between RIVERBED TECHNOLOGIES, a Delaware corporation with offices at 3141 Fairview Park Drive, Suite 400, Falls Church, VA 22042 ("Riverbed"), and the "Reseller" listed below.

Riverbed has developed the computer software listed in Exhibit A. Reseller is in the business of manufacturing and marketing proprietary docking stations and related products in fields appropriate for the use of such products, amongst other business endeavors. The parties wish to enter an agreemetn authorizing Reseller to distribute the Products, as defined below, in the United States.


1.   PRODUCTS.

     For the purpose of this Agreement, the "Products" are Riverbed programs (the "Software") listed in Exhibit A, (a description of said Products are also in Exhibit "A") in the form as marketed by Riverbed, including documentation packaged with the Products by Riverbed. The Products may include any enhancements, new releases, updates or other modifications to the Software that Riverbed may release from time-to-time under the same product name or names.


2.   GRANT OF DISTRIBUTION RIGHTS.

     Riverbed hereby grants to Reseller, and Reseller accepts from Riverbed, the nonexclusive, non-transferable right and license to promote, advertise, market, and distribute, the Products only to end-users and to use the Products and associated user documentation in the United States. Reseller shall not grant sub-distributorships.


3.   ORDERS AND PAYMENT.

     Reseller shall pay Riverbed the amounts shown in Riverbed's then current price list, a copy of which is in Exhibit A, for units which World Cyberlinks delivers pursuant to Reseller's purchase orders ("Orders") under terms as provided in Exhibit C, which may be amended by Riverbed on thirty days' written notice. An Order shall specify (i) quantity and description,
     (ii) date and location of delivery, (iii) end user name and address, and
     (iv) other pertinent information.


4.   SUPPORT.

     During the term of this Agreement, Riverbed will (i) provide Reseller access to Riverbed telephone support during Riverbed's normal business hours, (ii) provide training to Reseller as may be mutually agreed from time to time and (iii) Riverbed will provide no end user customer support.


5.   OBLIGATIONS OF RESELLER.

(a) Reseller shall use its best efforts to promote the marketing of the Products.

(b) Reseller shall be responsible for providing installation, training, and support to its customers when desired by the customers and for warranty service as set forth in Section 6(a) below.

(c) Reseller shall provide and maintain an adequate technically-trained staff and telephone service to provide prompt support to customers.

(d) Reseller shall provide copies of the Products only pursuant to Riverbed end-user license agreements enclosed with the Products. Reseller shall not vary the terms of any such agreements.

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                               Reseller Agreement                        Page 2


(e) Reseller shall not de-compile, reverse engineer, reverse compile, make modifications to, or perform any similar type of operation on any Software acquired under this Agreement, in any fashion or for any purpose without the prior written consent of Riverbed and additional terms and conditions.

(f) Reseller shall not make copies of or verbal or media translations of the Software or user documentation, or make telecommunications data transmissions of the Software.

(g) Reseller shall comply with all applicable laws, rules, and regulations in its performance of this Agreement. In particular, Reseller shall not export any Product, directly or indirectly, to any country outside the United States without Riverbed's prior written approval.

(h) Reseller shall promptly notify Riverbed of any infringement of Riverbed proprietary rights that comes to Reseller's attention.


6.   WARRANTY ONLY TO END-USERS - LIMITATION OF LIABILITY.

(a) Each Product unit is packaged with Riverbed's warranty statement for that Product. Such warranties shall apply only to the ultimate end-user customer. Reseller may receive warranty claims and fulfill Riverbed warranty obligations to repair or replace defective products. Reseller shall accept the return of units under warranty claims, convey such units to Riverbed, and, at Riverbed's expense, transmit replacement copies to the end user, all as directed by Reseller.

(b) The foregoing warranties are exclusive and are in lieu of all other warranties expressed or implied. NO OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY, FITNESS, TITLE, AND AGAINST INFRINGEMENT, ARE MADE BY Riverbed.

(c) Riverbed's entire liability and Reseller's exclusive remedy under this Agreement shall be as follows: (i) in all situations involving performance or nonperformance of the Products, Reseller's remedies are the warranties in Section 6(a); (ii) For any claim concerning performance or non-performance by Reseller pursuant to or in any way related to the subject matter of this Agreement, including personal injury or damage to physical property to the extent caused by Riverbed's fault or negligence, or for damages for any causes whatsoever and regardless of the form of action, whether in contract or in tort including negligence, or any other legal theory, Reseller's remedy shall be actual damages up to the amount of the payments actually made to Riverbed by Reseller hereunder in the most recent twelve months prior to such damages occurring; (iii) IN NO EVENT WILL Riverbed BE LIABLE TO ANYONE FOR ANY LOST PROFITS OR FOR ANY OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES, EVEN IF Riverbed HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT WILL Riverbed BE LIABLE FOR ANY CLAIM AGAINST RESELLER BY ANY OTHER PARTY.

(d) Notwithstanding anything in this agreement, DEMONSTRATION AND EVALUATION COPIES ARE DELIVERED ON AN "AS IS" BASIS AND Riverbed MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WHATSOEVER REGARDING THEIR USE OR PERFORMANCE.


7.   COPYRIGHT AND TRADEMARKS.

(a) Title and full ownership rights in the Software and design of the Products, and in any and all authorized modifications to and derivative works from Software acquired under this Agreement made by Reseller or any other party, shall remain in Riverbed. It is expressly understood and agreed that the Products, including but not limited to proprietary computer programs, documentation, input formats, generated output, modifications, and conversions, constitute valuable proprietary products and trade secrets of Riverbed embodying substantial creative efforts and confidential information, ideas and expressions which require protection against unauthorized use, transfer, reproduction, or disclosure.


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                               Reseller Agreement                        Page 3


(b) During the term of this Agreement, Reseller may represent itself as a "Riverbed Authorized Reseller", and use the trademarks of Riverbed (the "Trademarks") in connection with Resellers' marketing and distribution of the Products. Any such use of the Trademarks shall inure to the benefit of Riverbed. Reseller shall not seek to register, or otherwise assert or obtain any interest in, the Trademarks, or any confusingly similar marks anywhere in the world.

(c) Reseller shall exercise due care to protect the trademarks, copyrights, and trade secrets and other proprietary information of Riverbed made available to Reseller, and shall do nothing during or after the term of this Agreement, which could adversely affect their validity or unenforceability. Reseller shall not remove, alter, cover, or obfuscate any copyright notice, trademark or other proprietary rights notice placed by Riverbed on the Products or any portion thereof.


8.   TERM AND TERMINATION.

     This Agreement shall become effective on the date it is executed by both parties. Either party may terminate this Agreement with or without cause, for any reason or no reason, upon thirty (30) days' written notice to the other party. Subject to Riverbed's right to terminate licenses due to breach of their terms, all licenses for use of the Products pursuant to the terms of Riverbed's end-user license agreement packaged with the Products, granted in good faith, during the term of this Agreement, to Reseller's customers, shall be perpetual.


9.   CERTAIN REMEDIES.

     In the event of termination for Reseller's breach or default, Riverbed may, without retaking Products delivered to Reseller (i) declare all accrued and unpaid charges and fees and any other amounts (whether or not then due and owing) immediately payable, and (ii) require by written notice that Reseller immediately cease all use and distribution of the Products until all events of default have been fully cured.


10.  INDEMNIFICATION.

     Reseller hereby agrees to indemnify and hold harmless Riverbed and its officers, directors and controlling persons from and against any and all claims, liabilities or expenses (including court costs, attorneys' fees and costs of settlement) incurred by any of them in connection with or arising out of (i) any breach or alleged breach by the channel of any of its representations, warranties or covenants in this Agreement; (ii) any claim or liability relating to the content, quality or performance of the Software or any warranty, return, support, maintenance or other obligations related to the Software; (iii) any claim or liability relating to sales taxes applicable to transactions involving the Software; or (iv) any other obligation or responsibility expressly allocated to the channel under this Agreement.


11.  FORCE MAJEURE.

     Except for payments due under this Agreement, neither party will be responsible for any failure to perform due to causes beyond its reasonable control (each a "Force Majeure"), including, but not limited to, acts of God, war, riot, fire, floods, earthquakes, or accidents, provided that such party gives prompt written notice thereof to the other party. The time for performance will be extended for a period equal to the duration of the Force Majeure, but in no event longer than sixty (60) days.


12.  GENERAL.

(a) All notices shall be in writing and given by personal delivery or certified mail to the recipient's address set forth above, return receipt requested. Mailed notice shall be deemed given the fifth business day after mailing.

(b) This Agreement shall not be assigned by either party without the advance written consent of the other, provided that Riverbed may assign to a successor (without such consent) to all or a substantial portion


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                               Reseller Agreement                        Page 4


     of its business, and Riverbed may assign (without such consent) its right to receive payments hereunder. This Agreement shall be binding upon and inure to the benefits of the parties, their successors, and permitted assigns.

(c) This Agreement constitutes the entire agreement between the parties with respect to its subject matter; except as provided herein, all other prior agreements, representations, statements, negotiations, and undertakings are terminated and superseded hereby.

(d) After expiration or termination of this Agreement, all provisions relating to payment shall survive until completion of required payments. In addition, all provisions regarding ownership, warranty, liability, and limits thereon, confidentiality or protection of proprietary rights and trade secrets, and assignment shall survive indefinitely.

(e) The parties shall at all times be independent contractors with respect to each other in carrying out this Agreement.

(f) This Agreement shall be deemed to have been made in, and shall be governed by and construed in accordance with the laws of Virginia, exclusive of its rules governing choice of law and conflict of laws.


IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as an instrument under seal by their duly authorized representatives:


RIVERBED, INC.                          RESELLER

By:    /s/                              World Cyberlinks Corp.
       -------------------------
       Signature                        700A Koehler Avenue

Name:  /s/ E. Wayne Jackson, III        Ronkonkoma, NY 11779
       -------------------------
       E. Wayne Jackson, III            State of Incorporation: New York

Title: CEO                              By:    /s/ John Russell
                                               -------------------------
Date:  12-22-98                         John Russell, President

                                        Date:  11/12/98





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                               Reseller Agreement                        Page 5


                                   Exhibit C
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                       Orders, Shipment, and Payment Terms


NEW RESELLER INFORMATION: Shipments are subject to Riverbed's receipt of a signed Reseller Agreement and a copy of Reseller's current business license.

RESELLER ORDERS: All Orders shall be subject to acceptance by Riverbed. Each Order placed by the Reseller shall be deemed to incorporate all the terms and conditions of this Agreement, and any terms and conditions of such Orders which are in addition to or inconsistent with the terms and conditions of this Agreement shall automatically be deemed stricken from such Order. Riverbed assumes no responsibility for Reseller's errors in selecting Products.

DISCOUNT: The Reseller shall pay the OEM price as list in Exhibit A.

TERMS: 30 day net payment terms may be granted by Riverbed based upon satisfactory credit evaluation and, if required, the receipt of satisfactory guarantees. Invoiced terms shall govern Reseller's payment obligation to Riverbed. Delinquent balances will be subject to finance charges of 1.5% per month, but not in excess of the lawful maximum, and may result in revocation of net payment terms.

TAXES: Reseller shall pay all sales, use, and excise taxes, import duties, tariffs, custom fees, and any other governmental assessments related to receipt or distribution of the Products by Reseller. If Reseller is exempt from any of the aforementioned taxes, duties, tariffs, fees, or assessments, Reseller shall provide Riverbed with written documentation of such exemption, including, but not limited to, a copy of any valid tax exemption certificate(s).

SHIPPING: Goods are shipped FOB warehouse. Unless otherwise requested, Riverbed will ship goods UPS surface. Expedited Delivery requests will be subject to additional charges. Unless the Reseller has specifically requested no partial shipments, Riverbed will partial ship and back order any out-of-stock item.

RETURNED MERCHANDISE: All merchandise returned to Riverbed must have a Return Material Authorization (RMA) number issued by the Riverbed order entry department, at their sole discretion. When calling for an RMA number, please have the following information available:

 a. Riverbed's invoice number and date shipped;      b. The type of Products;
 c. The serial number of the unit; and               d. The reasons for the
                                                        RMA request.

If an RMA number has been assigned, it must be prominently displayed ON THE SHIPPING LABEL ONLY. Merchandise should be returned to Riverbed freight pre-paid in the original boxes and packing materials. Returned units must be complete, including all documentation, etc. Returned Products that arrive at Riverbed without an RMA number prominently displayed on the shipping label will not be accepted and shall be returned freight charges collect.

RESTOCKING FEES: Merchandise returned or refused delivery will be subject to a 15% restocking fee.

OTHER FEES: Reseller shall pay all legal, court and attorney fees on any action arising out of or related to this Agreement in connection with any breach of Reseller's obligations to Riverbed.